Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | September 9, 2019 Barclays Bank PLC Approximately 18 months The SPDR S&P Biotech ETF (Bloomberg ticker: 'XBI <US Equity>') and the VanEck Vectors Gold Miners ETF (Bloomberg ticker: 'GDX <US Equity>') (the 'Fund') For each Reference Asset, 55.00% of its Initial Value, with Knock-In Events observed daily For each Reference Asset, 55.00% of its Initial Value [$25.00 – $27.50] per quarter (or [10.00% – 11.00%] per annum), to be determined on the Initial Valuation Date. Issuer: Tenor: Hypo th eti ca l Pa ym en t a t Ma tu r i ty Reference Assets: Barrier Value: Coupon Barrier Value: Contingent Coupon Amount: Selected Structure Definitions Automatic Call: If, on any quarterly Observation Date prior to the Final Valuation Date, beginning with the second Observation Date, the Closing Value is greater than or equal to its respective Initial Value, the notes will be automatically called and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to $1,000 (plus any Contingent Coupon that may otherwise be due on such date). No further amounts will be payable on the notes after the Call Settlement Date. Contingent Coupon: If, on any quarterly Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. Knock-In Event: A Knock-In Event will occur if, on any scheduled trading day from but excluding the Initial Valuation Date to and including the Final Valuation Date, the Closing Value of any Reference Asset is less than its Barrier Value, subject to the limitations described in the accompanying Pricing Supplement. Graph assumes Knock-In Event has not occurred prior to Final Valuation Date 06747NFL3 / US06747NFL38 The Closing Value of the Reference Assets on the Initial Valuation Date CUSIP / ISIN: Initial Value: Payment at Maturity: If you hold the notes to maturity, and if the notes are not automatically called prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in each case, in addition to any Contingent Coupon that may otherwise be due on such date) equal to: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date September 25, 2019 September 30, 2019 • If (a) the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value or (b) the Final Value of the Least Performing Reference Asset is less than its Initial Value but a Knock-In Event has not occurred, $1,000 per $1,000 principal amount note; or, Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: March 26, 2021 March 31, 2021 • If (a) the Final Value of the Least Performing Reference Asset is less than the Initial Value and (b) a Knock-In Event has occurred, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) If the notes are not automatically called prior to scheduled maturity, the Final Value of the Least Performing Reference Asset is less than its Initial Value, and a Knock-In Event has occurred, you will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value and may lose up to 100.00% of the principal amount of your notes. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 3, 2019 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Payment at Maturity $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% Reference Asset Return of the Least Performing Reference Asset Phoenix AutoCallable Notes

Fact Sheet | September 9, 2019 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Contingent Coupons and any payment upon an Automatic call or at maturity, under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.65% of the principal amount of the notes, or up to $26.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $953.50 and $973.50 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You will lose some or all of your principal if the notes are not automatically called, the Final Value of the Least Performing Reference Asset is less than its Initial Value and a Knock-In Event has occurred. You may lose up to 100.00% of your principal amount. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Potential Return Limited to Contingent Coupons—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Potential Early Exit—If the notes are automatically called, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. • Daily Knock-In—A Knock-In Event will occur if the Closing Value of any Reference Asset is less than its Barrier Value on any scheduled trading day. Please see the Pricing Supplement for more information about Knock-In Events. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747NFL3.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Phoenix AutoCallable Notes